EXHIBIT 99.1

TREX COMPANY ANNOUNCES PLANS FOR THIRD U.S. PRODUCTION SITE

Composite Decking and Railing Leader Selects Little Rock for Capacity Expansion

WINCHESTER, Va., October 26, 2021 – Trex Company [NYSE: TREX], the world’s #1 brand of wood-alternative decking and high-performance, low-maintenance, eco-friendly outdoor living products, and category leader for innovation and sales, has announced plans to develop a new multi-faceted production site in Little Rock, Ark. The company, which continues to experience broad-based demand driven by increasing consumer interest in outdoor living, believes that building a third U.S.-based manufacturing facility should enable the company to provide customers significantly better access to Trex Residential products where and when they need them, and position the company for future growth.

“This new site represents a strategic investment not only in our company’s future but in the future success of our valued channel partners,” said Trex Company President and CEO Bryan Fairbanks. “With the outdoor living category continuing to show strong momentum and our success to-date in converting share from the wood decking market, the time is right to further expand our capacity so that we can meet future customer demand efficiently and effectively.”

Trex believes the new production complex, to be located within the Port of Little Rock, should increase the company’s ability to meet the anticipated strong demand for its industry-leading decking and railing products. Based on the company’s search parameters, Little Rock emerged as the best fit for Trex’s immediate and future needs with a location closer to essential raw materials, a strong pool of qualified and skilled labor, proximity to key growth regions for wood conversion, and adjacency to major transportation hubs that will offer optimized freight costs for customers in the middle of the country who are presently served by existing facilities in Virginia and Nevada. Adding capacity also positions the company to better serve its distribution and retail partners domestically and abroad.

Trex expects to invest an estimated $400 million over the next five years in the development of the new Arkansas site, funded primarily through ongoing cash generation. The Trex campus will sit on nearly 300 acres of land and will eventually include buildings dedicated to decking and railing production, plastic film recycling and processing, reclaimed wood storage, warehousing and administrative offices. Construction is slated to begin in early 2022. The development approach will be modular and calibrated to demand trends with the first production output anticipated in 2024. The campus will substantially expand output and will have the potential to be the company’s largest manufacturing facility.

“This is an exciting day for the city of Little Rock and all of Central Arkansas,” said Gov. Asa Hutchinson. “Trex is highly regarded as the world’s premier composite decking company, and it is with great pleasure that we welcome them to Arkansas. The company was looking at several locations, but Arkansas stood out thanks to its dedicated workforce, competitive business environment, location and superb quality of life. The jobs created by Trex will significantly enhance our economic climate, and I look forward to watching Trex grow and succeed in the coming years.”

“I’m excited to welcome Trex, the world’s leading manufacturer of composite decking and railing, to Little Rock,” said Mayor Frank Scott Jr. “This regional manufacturing and distribution center will benefit greatly from our amazing assets – those being river, road, rail and air all intersecting in one place. And our residents will benefit from the addition of hundreds of high-wage jobs added to the economy.”

Over time, Trex will bring more than 500 new jobs to the Little Rock area. The company will be interviewing candidates for key positions starting this fall and will broaden its recruiting efforts for both salaried and hourly positions in spring 2022. Information about available positions will be posted online to the Trex Careers page at https://careers.trex.com.

Named to Forbes’ 2021 List of America’s Best Mid-Size Companies and one of the nation’s 100 Fastest-Growing Companies by Fortune magazine, Trex opened its first production lines in Virginia in 1993 with 36 employees. The company now has more than 1,700 employees worldwide. With its industry-leading brand recognition, dominant share of the composite decking market, and unsurpassed channel placement in more than 6,700 retail outlets across 40+ countries, Trex leads the industry on a global scale.

“This expansion provides Trex with important competitive advantages in today’s dynamic outdoor living market,” emphasized Fairbanks. “It will afford us the ability to flex with demand by adding capacity as needed. Having multiple manufacturing sites also helps mitigate risk while providing bandwidth to pursue new opportunities that will enable us to further leverage our unsurpassed brand recognition and expand our presence both domestically and internationally.”

For more information, visit www.Trex.com.

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Forward-Looking Statements

The statements in this press release regarding the company’s expected future performance and condition constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “believe” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events, but reflect management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. Documents filed with the U.S. Securities and Exchange Commission by the company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the company’s actual results to differ materially from those expressed or implied in these forward-looking statements. The company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Trex Company, Inc.

Trex Company, Inc. [NYSE: TREX] is the world’s largest manufacturer of high performance wood-alternative decking and railing, with nearly 30 years of product experience. The #1 brand in outdoor living is proud to be named to Forbes’ 2021 List of America’s Best Mid-Size Companies and to Fortune magazine’s 2020 list of the world’s 100 Fastest-Growing Companies. Stocked in more than 6,700 retail locations worldwide, Trex outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. For more information, visit trex.com. You also can follow Trex on LinkedIn (https://www.linkedin.com/company/trex-company/), Twitter (@Trex_Company), Instagram (@trexcompany), Pinterest (trexcompany) or Houzz (trexcompany-inc), “like” Trex on Facebook (@TrexCompany) or view product and demonstration videos on the brand’s YouTube channel (TheTrexCo).

Contact:

Allison Kurtz

L.C. Williams & Associates

800/837-7123 or 312/565-3900

akurtz@lcwa.com